Exhibit 10.32

October 2, 2023

By Hand and Email

Dennis Giesing

dhgiesing@gmail.com

Re:Separation Agreement

Dear Dennis:

This letter agreement (“Agreement”) sets forth the agreement concerning the end of your employment with Immunome, Inc. (the “Company”). Payment and provision of the Severance Benefits (defined below) is contingent on your agreement to and compliance with the terms of this Agreement. Terms not defined herein shall have the meaning set forth in the employment offer letter dated March 4, 2021 (the “Employment Agreement”), as applicable.

1.	Separation of Employment.

(a)Your employment with the Company terminated today without “Cause” (the “Separation Date”). You acknowledge that from and after the Separation Date, you will have no authority to, and shall not, represent yourself as an employee of the Company.

(b)Regardless of whether you sign this Agreement, you will be entitled to (i) payment of your base salary earned for services rendered through the Separation Date, (ii) any unpaid expense reimbursement owed to you in accordance with the Company’s policies, and (iii) any amount earned, accrued and arising from your participation in, or benefits accrued under, any Company employee benefit plan or policy, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans and policies (collectively, the “Accrued Obligations”).

(c)In accordance with the terms of the Company’s 2020 Equity Incentive Plan, as amended (the “Plan”), and your option award agreement(s), all stock options held by you that remain unvested as of the Separation Date will cease to vest and will be forfeited on the Separation Date; provided, that if you timely enter into the Consulting Agreement (defined in Section 3), vesting will continue as provided in Section 3 while you are engaged to provide services under the Consulting Agreement. The Separation Date or, if applicable, the date of termination of your services under the Consulting Agreement, is hereinafter referred to as the “Option Vesting End Date”. You will have time to exercise your vested options following the Option Vesting End Date to the extent permitted under the terms of the Plan and applicable option award agreement.

2.	Severance Benefits.

(a)In exchange for the promises set forth in this Agreement, and provided you execute and do not rescind your assent to this Agreement under Section 4(e)(viii), the Company agrees to pay you severance pay in the form of continuation of your current base salary for nine (9) months (the “Severance Benefits”), paid in substantially equal installments on the Company’s regular payroll schedule following the Separation Date, subject to standard deductions and withholdings; provided, however that no portion of the Severance Benefits will be paid prior to the Effective Date (as defined in Section 4(e)(viii), and any such payments that are otherwise scheduled to be made prior to the Effective Date shall instead accrue and be made on the first regular payroll date following the Effective Date;

(b)Your ability to receive the Severance Benefits pursuant to this Section is further conditioned upon you: (w) returning all Company property; (x) complying with your post-termination obligations under this Agreement and the Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement entered into between you and the Company effective March 5, 2021 (the “Confidential Information Agreement”), including without limitation, the non-competition and non- solicitation obligations set forth in the Confidential Information Agreement; (y) complying with this Agreement; and (z) resignation from any other positions you hold with the Company, including a position on the Board, effective no later than the Separation Date.

(c)You acknowledge that except for the Severance Benefits and Accrued Obligations set forth in this Agreement, you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, equity or any other form of compensation or benefit.

3.Consulting Agreement. The Company has requested that you enter into a consulting agreement, a copy of which has been provided to you along with this Agreement (the “Consulting Agreement”), to provided certain services to the Company following the Separation Date. Provided you enter into the Consulting Agreement simultaneously with this Agreement and provide the services set forth in the Consulting Agreement, you will continue to vest in your outstanding time vested options awarded to you under the Plan in accordance with the terms of the Plan and your option award agreement through the date on which you or the Company terminates your consulting services in accordance with the terms of the Consulting Agreement (which date will become the Option Vesting End Date under Section 2).

4.	Release of Claims and Covenant Not to Sue.

(a)Your Release of Claims. You hereby agree and acknowledge that by signing this Agreement and accepting the Severance Benefits and for other good and valuable consideration, you are waiving your rights to assert any and all forms of legal claims against the Releasees (as defined below) of any kind whatsoever (each a “Claim” and jointly referred to as “Claims”), whether known or unknown, arising from the beginning of time through the date you execute this Agreement (the “Execution Date”). “Releasees” means the Company, its direct and indirect subsidiaries, and each of those entities’ present and former departments, divisions, subdivisions, affiliates, predecessors, successors-in-interest or any other related entity of the Company, and their respective current and former insurers, directors, officers, managers, members, attorneys, agents and employees. Except as set forth below, your waiver and release of Claims is intended to bar any form of legal claim, complaint or any other form of action (including but not limited to a class or collective action, and including where you may seek to participate as a party plaintiff or as a class member) against one or more of the Releasees seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). Without limiting the foregoing general waiver and release, you specifically waive and release the Releasees from any Claim arising from or related to your employment and separation thereof, including, without limitation:

(i)Claims arising under or related to the Employment Agreement, your employment and the termination of your employment;

(ii)Claims under any local, state or federal discrimination, fair employment practices or other employment related statute, regulation or order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, religious creed, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act of 1967 (the “ADEA”), the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Pregnancy Discrimination Act of 1978, the Equal Pay Act of 1963, the Lilly Ledbetter Fair Pay Act, the Americans With Disabilities Act of 1990, the Genetic Information Non-Discrimination Act of 2008, the Pennsylvania Human Relations Act, and any similar federal, state or local statute, regulation or order;

(iii)Claims under any other local, state or federal employment related statute, regulation or order (as they may have been amended through the Execution Date) relating to any other terms and conditions of employment including but not limited to the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, Consolidated Omnibus Budget Reconciliation Act of 1985, the federal Worker Adjustment and Retraining Notification Act, and any similar federal, state or local statute, regulation or order;

(iv)Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract (including, but not limited to, Claims under the Employment Agreement), promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud (including fraudulent inducement) or negligence;

(v)Claims under any state or federal statute, regulation or order (as amended) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including the Sarbanes-Oxley Act of 2002, the Pennsylvania Whistleblower Law, and any similar Pennsylvania or other state or federal statute; and

(vi)Any other Claim arising under local, state or federal law.

(b)Covenant Not to Sue. In addition to waiving and releasing the claims covered by this Section 4, and except as set forth below, you further agree and covenant not to institute, submit, file or bring, or permit to be instituted, submitted, filed or brought on your behalf a lawsuit of any kind or for any reason against one or more of the Releasees in any court, administrative agency, or other forum, including but not limited to claims, laws or theories covered by the Release of Claims language in this Section 4. In the event that you institute any action hereby released or to which you have agreed not to sue, the Claim shall be dismissed immediately upon presentation of this Agreement, and will be specifically enforced and the aggrieved Party will have standing to bring any such action for specific enforcement. In the event of any breach of this covenant not to sue, you shall be liable for all damages incurred by the Company, including without limitation, compensatory damages as well as attorneys’ fees and costs, provided however, this provision does not apply in the event that you challenge the validity or effectiveness of this Agreement under the ADEA and the Older Workers’ Benefit Protection Act.

(c)Excluded Claims and Other Release Limitations. Notwithstanding the foregoing, this Section 4 does not release the Releasees from any obligation expressly set forth in this Agreement or any other claim that you cannot waive by law. Also, nothing in this Agreement shall (i) waive or release any claims or rights for indemnification under the organizational documents of the Company or your Indemnification Agreement with the Company dated April 7, 2021, (ii) waive or release any claims or rights under the insurance policies of the Company or its affiliates, including, but not limited to any directors and officers liability insurance, (iii) any claims or rights accruing to you in your capacity as an equity holder of the Company, including, but not limited to, under equity agreements between you and the Company (the “Equity Agreements”), (iv) any claims or rights arising under the Consulting Agreement; (v) prohibit or restrict you from filing or limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission or a state or local equivalent (including the Pennsylvania Human Relations Commission), the National Labor Relations Board, the Occupational Safety and Health Administration, or any other U.S. federal, state or local governmental agency or commission (each a “Governmental Agency”); (vi) prohibit or restrict you from communicating with, providing documents or other relevant information to, or otherwise cooperating with, any Governmental Agency, law enforcement, or any attorney you retain, including, but not limited to, responding to any inquiry, including an inquiry about the existence of this Agreement, its release or its underlying facts; or (vii) limit your right to receive an award for information provided to any Governmental Agency. To the maximum extent permitted by law, however, nothing in this release or this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of a charge or complaint on the basis that your signing of this Agreement constitutes a full release of any Claims, including Claims of discrimination and you waive the right to recover any personal damages or other personal relief based on any claim, cause of action, demand, lawsuit or similar that is waived pursuant to this Agreement and brought by you or on your behalf by any third party, including as a member of any class or collective action, except that you retain the right to receive, and the Company shall not seek restitution of, an award for information lawfully provided to a Governmental Agency.

(d)Acknowledgment. You acknowledge that any obligation of the Company to provide you with the Severance Benefits under this Agreement and any other consideration set forth in this Agreement is expressly conditioned on your execution of this Agreement without rescission and your compliance with this Agreement and all applicable post-termination obligations pursuant to this Agreement, Sections 6-13 of the Employment Agreement and the Confidential Information Agreement, and the Company reserves all rights with respect thereto.

(e)OWBPA Disclosures. You understand and agree that with respect to any possible claim arising under the ADEA and the Older Workers Benefit Protection Act, you:

(i)have had the opportunity to consider this Agreement for a full twenty- one (21) calendar days before executing it (the “Review Period”), and if signing this Agreement before the end of the Review Period, have voluntarily waived the remainder of the Review Period;

(ii)have carefully read and fully understand all of the provisions of this Agreement;

(iii)are, through this Agreement, releasing the Releasees from any and all claims you may have against them;

(iv)knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(v)knowingly and voluntarily intend to be legally bound by the terms of the Agreement;

(vi)were advised and hereby are advised in writing to consider the terms of this Agreement and to consult with an attorney of your choice before executing this Agreement,

(vii)understand that rights or claims under the ADEA that may arise due to acts or omissions that occur after the Execution Date are not waived; and

(viii)understand that you have a period of seven (7) calendar days after the date that you sign this Agreement to revoke your acceptance of the terms of this Agreement by actually completing delivery of (not merely dispatching) a written notification in person, by messenger or by overnight courier addressed to the Company, Attention Legal, with a copy to legalteam@immunome.com. If you revoke this Agreement, all of its provisions shall be void and unenforceable. This Agreement shall become effective on the eighth day after you sign it, so long as you have not exercised your right to revoke it, and such date is the “Effective Date” of this Agreement.

5.	Additional Covenants.

(a)Your Additional Covenants.You hereby make the following agreements, representations and acknowledgements:

(i)No Wrongdoing. You represent and understand that neither this offer to you nor the Company’s entering into this Agreement shall constitute an admission by the Company, and further, that as of the Execution Date, you are not aware of any factual or legal basis for any legitimate claim that any of the Releasees is in violation of any law, and further that if you were ever aware of any such basis for a legitimate claim against the Releasees you informed the Company of same.

(ii)No Actions. You represent that, as of the Execution Date, you have not: (A) filed any action, complaint, charge, grievance or arbitration against one or more of the Releasees; (B) contacted any government agency regarding Releasees regarding a violation of the law; (C) encouraged any individual to file any action, complaint, charge, grievance or arbitration against one or more of the Releasees; (D) received information from any individual that such individual intends to file or to threaten to file an action, complaint, charge, grievance or arbitration against one or more of the Releasees; or (E) provided any information to any individual to aid such individual in filing or in threatening to file an action, complaint, charge, grievance or arbitration against Releasees.

(iii)Non-Disclosure. You agree that the terms of this Agreement will be kept strictly confidential, and you will not disclose, either directly or indirectly, the terms, contents or execution of this Agreement, the claims that have been or could have been raised against the Releasees, or the facts and circumstances underlying this Agreement, except that you may make such disclosures to your counsel, immediate family and/or accountant, provided that they agree to keep such terms confidential. You further understand and agree that your obligations under this Section 5(a)(iii) shall be interpreted to include disclosures on or through all Media. “Media” means, without limitation, any social media (e.g. X (formally known as Twitter), Facebook, Instagram, LinkedIn) or written or digital publications of any kind, including on any job review sites (e.g. Glassdoor), as well as any broadcast, podcast, audio or video tape, electronic or Internet format or any other digital, verbal, or written medium, and also includes any communications to any reporter, journalist, author, producer, publisher, blogger or similar person or entity, whether made directly or indirectly by you, including anonymously or through a third party. You further, represent that as of the Execution Date, you have not made any disclosures prohibited by this Section 5(a)(iii), including on or through any Media.

(iv)Non-Disparagement. You agree that you will not make any statements (including on or through any Media) that are professionally or personally disparaging about, or adverse to, the Releasees or the interests of the Releasees, , including any statements that disparage any of the Releasees and/or its or their management, finances, financial condition, operations, capability or any other aspect of the business of the Releasees, and further, that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Releasees. The Company will instruct its current directors and Named Executive Officers (as of the date of Effective Date of this Agreement) not to make any statements that are professionally or personally disparaging about you. This Section does not, however, prohibit you, the Company or any of its directors or Named Executive Officers from testifying truthfully under oath or providing truthful information in response to a valid subpoena or other legal process.

(v)Cooperation. At all times following the Separation Date, you agree to provide reasonable cooperation to the Company in connection with any matters for which you were responsible as an officer of the Company or with respect to any action, suit, or proceeding (including without limitation deposition and trial testimony), whether or not by or in the right of the Company and whether civil, criminal, administrative, investigative or otherwise, pertaining to matters occurring during your employment with the Company or about which you have relevant knowledge or information. Reasonable cooperation includes without limitation, promptly and fully responding to all reasonable inquiries from the Company and its representatives relating to any proceeding, meeting with the Company and its representatives in advance of testifying in any proceeding and testifying truthfully on behalf of the Company or its affiliates in connection with any such proceeding. The Company’s requests for “reasonable cooperation” shall take into consideration your personal and business commitments and the amount of notice that the Company is able to provide to you. The Company will advance or reimburse you for the reasonable out of pocket expenses you incur in connection with your cooperation, including travel, meal and lodging expenses.

(vi)Process Notification. You agree that upon service on you, or anyone acting in your behalf, of any order or other legal process requiring you to divulge information prohibited from disclosure under this Agreement, you shall immediately notify the Company of such service and of the content of any testimony or information to be provided under such order or process and will cooperate with the Company if the Company shall contest or seek to quash such order or other legal process.

(vii)No Further Wages. You acknowledge that no fees or payments are due to you and that no reimbursements, buyouts or any other payments of any kind or nature whatsoever are due to you from the Company, except as specifically provided in this Agreement, and that you have received all compensation and other payments due and owing to you in connection with your employment with the Company. You acknowledge that the Severance Benefits reflect special payments to which you would not otherwise be entitled and which is not normally provided by the Company, but which is being given as special consideration for this Agreement.

(viii)No Future Employment. You agree to waive and release forever any right or rights you may have to employment with the Company, at any time in the future, and agree not to seek or make application for employment with the Company. You further agree that if you seek any such employment, a rejection of your application or inquiry will not constitute a breach of this Agreement or a violation of law in any manner whatsoever.

(ix)Non-Disclosure; Return of Property. You represent that you: (A) will continue to abide by the provisions of any confidentiality agreement previously signed by you, including as set forth in Section 6 of the Employment Agreement and in the Confidential Information Agreement, the terms of which shall survive the signing of this Agreement, and you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information; (B) have, as of the Execution Date, not used or disclosed any Company confidential information, except as required in connection with the performance of your job duties and as otherwise authorized by the Company; (C) have, as of the Execution Date, returned all of the Company’s property, documents, and/or any Confidential Information in your possession or control; and (D) hereby consent and authorize the Company to deduct as an offset from the above- referenced Severance Benefits the value of any Company property not returned or returned in a damaged condition;

(x)Breach. Material to the inducement to enter into this Agreement are the covenants set forth in this Section 5(a), and if you breach or threaten to breach any of these covenants, it will cause the Releasees substantial and irreparable injury. Therefore, in the event that you breach or threaten to breach any of these covenants, the Company shall be entitled to: (A) seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available restraining you from such breach or threatened breach; and (B) recover the Severance Benefits paid to you; provided, however, that the right to apply for such relief above or recover such Severance Benefits, shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach; and

(xi)Limitation. Notwithstanding the foregoing, nothing in this Section 5(a) prohibits or otherwise restricts you from: (A) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a Governmental Agency; (B) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you may be entitled; (C) discussing or disclosing information about unlawful acts in or related to the workplace, including, but not limited to discrimination, harassment, sexual assault, and retaliation, wage and hour violations, conduct that is against a clear mandate of public policy, or any other conduct you have reason to believe is unlawful; or (D) making any necessary disclosures as otherwise required by law.

6.	Miscellaneous.

(a)Governing Law; Dispute Resolution; Jurisdiction. The choice of law and dispute resolution provisions (Section 10(g)) of the Employment Agreement are incorporated herein by reference.

(b)Integration. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements between the Parties concerning such subject matter, provided however, it does not supersede Sections 6-13 of the Employment Agreement, the Equity Agreements, the Indemnification Agreement, the Confidential Information Agreement or, to the extent you enter into the Consulting Agreement, the Consulting Agreement, each of which shall remain in full force and effect.

(c)Amendment. This Agreement may be amended or modified only by a written instrument signed by the Parties or their duly authorized representatives.

(d)Enforceability. If any provision (or portion thereof) of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such provision (or portion thereof) in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining provision (or portion thereof) of this Agreement shall be valid and enforceable to the fullest extent permitted by law, provided, however, that if Section 4 or any portion thereof is found unenforceable, you agree to execute a binding replacement release. Further, nothing in this Agreement shall be admissible in any proceeding except to enforce the terms of this Agreement.

(e)Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of any Party to require the performance of any term or obligation of this Agreement, or the waiver by any Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f)Assignment. The Company may assign its rights and obligations under this Agreement to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you were principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of Company.

(g)Taxation. YounadtheCompanyintend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended). You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Code Section 409A.

(h)Headings. The headings used in this Agreement are for convenience of reference only, do not form a part of this Agreement and do not in any way modify, interpret or construe the intent of the Parties.

(i)Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. The Parties agree that the electronic signatures of the Parties are intended to authenticate this writing and to have the same force and effect as manual signatures. A scanned fax or PDF copy shall for all purposes be deemed an original.

(j)Review and Voluntary Assent. By signing below, you acknowledge and agree that (i) you have carefully read and understands the terms and effects of this Agreement, including the Release of Claims and Covenant Not to Sue in Section 4; (ii) you understand that the Release of Claims and Covenant Not To Sue in Section 4 is legally binding and by signing this Agreement, you give up certain rights forever; (iii) you have been afforded sufficient time to review and understand the terms and effects of this Agreement and you have been advised to consult with an attorney; (iv) your agreements and obligations in this Agreement are made voluntarily, knowingly and without duress; and (v) neither the Company, nor any of its agents or representatives (or their counsel) has made any representations inconsistent with the provisions of this Agreement.

If you wish to accept this offer, then kindly execute and date this letter agreement where indicated below and return to the Company, Attention Legal, or by email to legalteam@immunome.com on or before twenty-one (21) days from the date of this Agreement.

Sincerely,

Philip Wagenheim
Director

Confirmed, Agreed and Acknowledged:
Dennis Giesing

Dated: